Exhibit 99.1

news

Brad Allen
Imation Corp.
651.704.5818
bdallen@imation.com

Imation Board Elects Dr. Charles Reich as Director

OAKDALE, Minn. (July 6, 2004) OAKDALE, Minn. — Imation Corp. (NYSE: IMN) today announced the election of Charles Reich, Ph.D., to the Company’s board of directors, bringing the total number of directors to eight. Dr. Reich is currently executive vice president of 3M Health Care, a $4 billion major business segment of 3M Company, which is an $18 billion diversified technology company with leading positions in health care, safety, electronics, telecommunications, industrial, consumer and office, and other markets.

     “Dr. Reich’s background in research and development, international experience and general business management, combined with his leadership and vision add invaluable expertise and depth to the Company’s Board of Directors,” said Bruce Henderson, Imation Chairman and CEO.

     Dr. Reich joined 3M Co. in 1968 as a research chemist and assumed a variety of management positions in the R&D organization before moving to business management, in 1989. He has held a variety of management and executive positions, including international postings, within 3M since that time. He also serves as a member of the Executive Advisory Board, Juran Center for Leadership in Quality at the University of Minnesota and has served on the boards of several professional associations, the most recent being the American Chemistry Council.

     Dr. Reich earned his Bachelor of Science degree from University of Minnesota, his PhD degree in Organic Chemistry from the University of Wisconsin and did post doctoral work at the Massachusetts Institute of Technology.

     Dr. Reich was elected as a Class III board member, for a term to expire at the Annual Meeting of Shareholders in 2005. Other members of Imation’s Board of Directors include:

•	Bruce A Henderson; chairman and chief executive officer, Imation Corp.;

•	Michael S. Fields, chairman and chief executive officer, The Fields Group;

•	Linda W. Hart, vice chairman and chief executive officer, Hart Group, Inc.;

•	Ronald T. LeMay, representative executive officer, Japan Telecom and industrial partner, Ripplewood Holdings LLC; former president and chief operating officer, Sprint Corporation;

•	L. White Matthews, III, former executive vice president and chief financial officer, Ecolab, Inc. and former executive vice president and chief financial officer Union Pacific Corporation, (retired);

•	Daryl J. White, former president and chief financial officer, Legerity, Inc. and former senior vice president of finance and chief financial officer, Compaq Computer Corporation (retired);

•	Glen A Taylor; chairman, Taylor Corporation

About Imation Corp.

     Imation Corp. is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. With one of the broadest product lines in the industry — spanning from a few megabytes to hundreds of gigabytes of capacity in each piece of media, Imation serves customers in more than 100 countries, in both business and consumer markets. Revenues in 2003 were $1.16 billion. Currently, 60 percent of total sales are from outside the U.S. With more than 300 scientists and over 330 U.S. patents, Imation continues to pioneer today’s proven magnetic and optical media technologies. Imation employs approximately 2,800 people worldwide. Additional information about Imation is available on the company’s website at www.imation.com, or by calling 1-888-466-3456.